Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-130651) of our report dated June 18, 2013, relating to the statements of net assets available for benefits of the Bunge Savings Plan – Supplement A as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2012 which report appears in the December 31, 2012 Annual Report on Form 11-K of the Bunge Savings Plan – Supplement A.

/s/Brown Smith Wallace LLC

St. Louis, Missouri

June 18, 2013